UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2013

RESOLUTE FOREST PRODUCTS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Resolute Forest Products Inc. 111 Duke Street, Suite 5000 Montreal, Quebec, Canada		H3C 2M1
(Address of principal executive offices)		(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On April 30, 2013, Resolute Forest Products Inc. (the “Company”) reported its earnings for the quarter ended March 31, 2013. A copy of the press release containing the information is furnished as exhibit 99.1 and is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On April 29, 2013, the Company and certain of its subsidiaries entered into an Incremental Commitment Agreement (the “Incremental Commitment Agreement”) with Citibank, N.A., as administrative agent (the “Administrative Agent”) and Bank of America, N.A., Canadian Branch (“Bank of America”) regarding the Company’s senior secured asset-based revolving credit facility (the “ABL Credit Facility”) that is governed by that certain ABL Credit Agreement, dated as of December 9, 2010, as amended, among the Company, certain of its subsidiaries, the lenders party thereto and the Administrative Agent (the “ABL Credit Agreement”). The Incremental Commitment Agreement provides for the addition of Bank of America as a lender under the ABL Credit Facility and also increases the aggregate commitments of the ABL Credit Facility by $65 million to $665 million, subject to borrowing base limitations. The transactions contemplated by the Incremental Commitment Agreement are subject to the Company successfully closing its previously announced offering of $600,000,000 principal amount of 5 7/8% senior notes due 2023, which offering is expected to close on May 8, 2013. The transactions are also subject to other customary closing conditions. Except as described above, no other material changes were made to the terms of the ABL Credit Agreement.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

99.1	Resolute Forest Products press release dated April 30, 2013, containing financial information for its quarter ended March 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOLUTE FOREST PRODUCTS INC.

Date: April 30, 2013	By:	/s/ Jacques P. Vachon
		Name:	Jacques P. Vachon
		Title:	Senior Vice President, Corporate Affairs and Chief Legal Officer

INDEX OF EXHIBITS

Exhibit No.	Description

99.1	Resolute Forest Products press release dated April 30, 2013, containing financial information for its quarter ended March 31, 2013

4